THIRD AMENDMENT TO THE
                         COMMUNITY FIRST BANKING COMPANY
                          EMPLOYEE STOCK OWNERSHIP PLAN

     THIS THIRD AMENDMENT is made on this 16th day of December, 1999, by Community First Banking Company, a corporation duly organized and existing under the laws of the State of Georgia (the "Primary Sponsor").

                              W I T N E S S E T H:

     WHEREAS, the Primary Sponsor maintains the Community First Banking Company Employee Stock Ownership Plan (the "Plan"), which was originally established by indenture effective as of June 17, 1997 and last amended on February 25, 1999; and

     WHEREAS, the Primary Sponsor desires to amend the Plan to modify the eligibility requirements and the provisions relating to the timing of benefit distributions.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Effective December 31, 1999, by adding the following new Section 2.4 to the Plan:

          "2.4 Notwithstanding the foregoing provisions of this Section 2, any Eligible Employee employed by a Plan Sponsor as of December 31, 1999 will become a Member of the Plan as of the later of January 1, 1999 or his date of hire for all purposes under the Plan, including, but not limited to, for purposes of determining Annual Compensation under Plan Section 1.4(b). For all other Eligible Employees other than those described in this Section 2.4, the requirements of Section 2.1 will continue to apply."

     2. Effective January 1, 1999, by deleting existing Section 6.1(a) and substituting therefor the following:

               "(a) In the event of a Termination of Employment, a Member whose vested Account exceeds $5,000 may request, at any time after the Member's Termination of Employment, payment of his vested Account which shall be made in cash or in kind at the Member's election, in a lump sum payment. Payment will be made as soon as practicable after the Member requests a distribution in writing; provided, however, that no such distribution shall be made earlier than as soon as administratively practicable following the close of the Plan Year in which the Termination of Employment occurs. No distribution of the Member's Account will be made without a Member's request prior to Normal Retirement Age."

     3. Effective January 1, 1999, by deleting existing Section 7.1(a) and substituting therefor the following:

               "(a) A retired Member whose Account exceeds $5,000 may request payment of his vested Account at any time after the Member's Retirement Date occurs. Based upon the election of the Member, all payments will be made in a lump sum either in cash or in kind. Payment will be made as soon as practicable after the Member requests a distribution in writing; provided, however, that no such distribution shall be made earlier than as soon as administratively practicable following the close of the Plan Year in which the Retirement Date occurs. No distribution of the Member's Account will be made without a Member's request prior to Normal Retirement Age."

     4. By deleting the existing Plan Section 8(a) and substituting therefor the following:

               "(a) If a Member dies prior to a Termination of Employment, his Beneficiary shall receive the Member's Account in a lump sum, either in cash or in kind, at the election of the Beneficiary, as soon as practicable following last day of the Plan Year in which the Member dies. If a Member dies following a Termination of Employment but prior to receiving a distribution of his Account, the Member's Beneficiary shall receive the Member's vested Account in a lump sum, either in cash or in kind at the election of the Beneficiary, as soon as practicable after the Member's death."

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the day and year first above written.


                               COMMUNITY FIRST BANKING COMPANY

                               By: /s/ T. Aubrey Silvey


                              Title: Chairman
ATTEST:

/s/ D. Lane Poston

Title: Executive Vice President

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